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                      ECHOSTAR COMMUNICATIONS CORPORATION

FOR IMMEDIATE RELEASE


CONTACT:   Judianne Atencio
           Communications Director
           EchoStar Communications Corporation
           303/723-2010
           e-mail: judianne.atencio@echostar.com

ECHOSTAR COMMUNICATIONS CORPORATION ANNOUNCES 2-FOR-1 STOCK SPLIT

LITTLETON, CO, MAY 25, 1999 -- EchoStar Communications Corporation (NASDAQ:DISH, DISHP) today announced that its Board of Directors has approved a 2-for-1 split of its common stock. Stockholders of record at the close of business on July 1, 1999, will be entitled to one additional share of common stock for each share they own on that date. New shares will be mailed or delivered on or about the effective date, July 19, 1999, by the Company's transfer agent, American Securities Transfer & Trust, Inc. The stock split will increase the number of shares of Class A common stock outstanding from approximately 16.0 million shares to approximately 32.0 million shares and Class B common stock outstanding from approximately 29.8 million shares to approximately 59.6 million shares.

ECHOSTAR COMMUNICATIONS CORP., INCLUDES THREE INTERRELATED BUSINESS UNITS:

- DISH Network-TM- is EchoStar's state-of-the-art DBS system that offers customers over 300 channels of digital video and CD-quality audio programming, fully MPEG-2/DVB compliant hardware and installation. The DISH Network currently serves over 2.3 million customers.

- EchoStar Technologies Corporation (ETC, formerly HTS - Houston Tracker Systems, Inc.), designs, manufactures and distributes DBS set-top boxes, antennas and other digital equipment for DISH Network and various international customers that include ExpressVu Canada and Telefonica's Via Digital system in Spain. ETC also provides uplink-center design, construction oversight and project-integration services for customers internationally.

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EchoStar Stock Press Release
May 25, 1999
Page 2

- Satellite Services provides the delivery of video, audio and data services to business television customers and other satellite users. These services include satellite uplink, satellite transponder space-usage and other services. Satellite Services also administers Sky Vista, a direct broadcast satellite service offering up to 27 channels of popular digital satellite television programming to viewers in Alaska, Hawaii, Puerto Rico and the U.S. territories in the Caribbean.

DISH Network is a trademark of EchoStar Communications Corporation.  HTS is a
trademark of Houston Tracker Systems, Inc.   DISH Network is located on the
Internet at: www.dishnetwork.com

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